Exhibit 99.1

22nd Century Group (Nasdaq: XXII) Reports Business Highlights and Financial Results for the Third Quarter 2022

●	Accelerating VLN® Sales in Colorado and Illinois, Launching in Four Corners States to Capture Market Share and Volume
●	GVB Biopharma Acquisition Growing Revenue on Increased Volumes
●	Third Quarter Net Sales $19.4 Million, Up 148% from the Third Quarter 2021
●	Strong Balance Sheet to Support Strategic Initiatives Including Accelerated VLN® Expansion

BUFFALO, N.Y., November 8, 2022 (Globe Newswire) — 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company dedicated to improving health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technologies, today reported results for the third quarter ended September 30, 2022, and provided an update on recent business highlights. The Company will host a live audio webcast today at 10:00 a.m. E.T.

James A. Mish, Chief Executive Officer of 22nd Century Group, stated: “The past few months have demonstrated tremendous commercial progress in 22nd Century’s reduced nicotine tobacco and hemp/cannabis businesses. Our VLN® product launch has expanded from the exceptional pilot in Chicago to now five states. We plan to expand that base to as many as 18 states over the next twelve months. Doing so would give us access to more than half the $80 billion U.S. tobacco market and position us in most, if not all, of the states that have enacted MRTP excise tax provisions favorable to our unique product authorization. Even just a 1% share, which we view as eminently achievable based on our pilot results, would be transformative to our revenue line. The FDA is also continuing to advance its interests in transformative menthol and reduced nicotine policies, and 22nd Century is positioned at the forefront of this opportunity with the only MRTP authorized 95% reduced nicotine combustible cigarette and years of clinical research documenting the benefits of our products.

“We also reported our first full quarter of hemp/cannabis revenue benefitting from the acquisition of GVB Biopharma this spring. We are now the largest merchant market supplier of CBD in North America and positioned to grow that stake even further. We are moving quickly to complete the startup of our new Prineville crude extraction plant and secure additional certifications for our facilities that will further differentiate our products and make us the premier supplier of hemp-derived extracts and ingredients to consumer and wellness products. Success in these endeavors will enable us to increase our gross margin on this portion of our business and compete from a position of strength in a much larger active ingredient market once FDA announces its highly anticipated new product standards for the industry.

“With a strengthened balance sheet and a clear path to increased revenue and gross margins, we are excited about the path forward as we work to rapidly drive market share and create operating scale across our business units,” concluded Mish.

Recent Key Financial and Business Highlights

Tobacco Business

●	22nd Century Group has moved aggressively into its commercial launch program for VLN®, leveraging its exceptional pilot results to develop an efficient, reproducible VLN® Sales Launch Blueprint that focuses resources to achieve the greatest returns.
o	The launch blueprint is designed to be repeatable as the Company expands VLN® availability to new markets.
o	The Company expects to gain significant market share in a new market based on consumer adoption.
o	Consumers have described VLN® as “game-changing” and “lifesaving”.
●	22nd Century has refined its VLN® rollout strategy to focus on going deeper into select geographies and markets with high cigarette volume and large adult smoker populations.
o	The Company estimates that every 1% share of the U.S. retail market equates to approximately $800 million in retail sales, which is $500 million in revenue for a premium cigarette manufacturer.
o	22nd Century will also prioritize states with Modified Risk Tobacco Product (MRTP) state excise tax savings, which can be used toward adult consumer incentives, expand distribution, and additional programming to raise awareness, education, and trial among adult smokers of its unique products.
●	22nd Century announced that it is expanding its retail sales presence in Illinois following exceptional results in its Chicago pilot.
●	The Company subsequently launched VLN® in Colorado through its expanded network of retailers and distribution partners, including Circle K, Eagle Rock Distributing Company, and Creager Mercantile.
o	The Colorado VLN® distribution plan includes thousands of retail sites and numerous new retailers supported by 22nd Century’s distribution partnerships.
o	The Company is initially acting on approximately 3,000 locations across the state where VLN® will be available.
●	The Company also announced that it will launch VLN® in three additional states – Arizona, New Mexico, and Utah – covering the Four Corners region.
o	Expanding into the Four Corners gives VLN® access to concentrated centers of adult smokers allowing the Company to market VLN® in a streamlined and efficient manner where resources can be pooled and focused.
o	New Mexico and Utah have an MRTP tax benefit that 22nd Century Group can leverage similar to its activities in Colorado.

o	The Company is building out a network of partners and distribution resources to not only stock or distribute VLN®, but also support additional functions such as merchandising and product education to expand the awareness of VLN®’s highly differentiated value proposition in key retail channels.
●	Within the next 12 months, 22nd Century Group will focus on bringing VLN® to at least 12 to 18 states, including Illinois, Colorado, Arizona, New Mexico, and Utah.
o	Circle K, in addition to Illinois and Colorado, also authorized VLN® to be sold in all their New Mexico stores.
●	Regulatory interests for banning menthol and mandating reduced nicotine content at both the federal and state level continue to support 22nd Century Group’s approach to reducing the harms caused by smoking.
o	The Company believes that the FDA’s proposed menthol cigarette ban could leave VLN® Menthol King as the only combustible menthol cigarette on the market, providing a critical off-ramp to help current menthol smokers to smoke less.
o	22nd Century also has the only FDA-authorized combustible cigarette able to meet the stringent reduced nicotine content product standard under the FDA’s Comprehensive Plan requiring that all cigarettes be made “minimally or non-addictive.”
o	In early October 2022, the Company completed the delivery of 3 million variable nicotine research cigarettes, including menthol, for use in studies underpinning FDA’s proposed menthol ban and reduced nicotine content proposals.
o	In late October 2022, 22nd Century Group received an order for 2.8 million variable nicotine cigarettes in coordination with the FDA, the National Institute on Drug Abuse (NIDA), and others. The Company’s research cigarettes will continue to fuel numerous independent, scientific studies to validate the enormous public health benefits identified by the FDA and others of implementing a national standard requiring all cigarettes to contain minimally or non-addictive levels of nicotine.
●	To meet anticipated demand for its VLN® products in the U.S. and elsewhere, 22nd Century planted its largest ever VLN® tobacco crop in 2022, which includes the Company’s second-generation reduced nicotine tobacco plants.
o	VLN® 2.0 tobacco is already seeing approximately 30% higher yields, enhanced quality leaf, improved disease resistance, reduction in nutrient inputs, and increased stability across various environments and geographies.
o	The Company’s first grow in Chile was successful, which allow for the expansion of growing acreage in 2023 in the southern hemisphere to secure year-round growing capabilities
●	Completed expansion of the Company’s existing manufacturing operations and increased capacity by 25%, including installation of a new production line and initiation of a second shift.

Hemp/Cannabis Business

●	22nd Century Group acquired GVB Biopharma (GVB), a global-scale specialty ingredient supplier and contract development & manufacturing organization (CDMO), on May 13, 2022. The acquisition expanded 22nd Century’s hemp/cannabis research and development (R&D) activities to include a revenue-producing business positioned for growth.
o	GVB is the largest merchant market provider of cannabinoid extracts and isolates in North America with a focus on cannabidiol (CBD) and cannabigerol (CBG) extracted and refined at industrial scale into distillates (highly pure, liquid form cannabinoids with 70% to 90% purity) and isolates (highly pure powder firm cannabinoids (96% to 98.9% purity).
o	GVB is widely regarded as a best-in-class operator with a leading position in the hemp-derived active ingredients market, with around 15% market share and growing.
o	From 2020 to 2021, GVB’s total cannabinoid production increased by 200%, and from 2021 to 2022, production increased by 100%. The Company expects further production of crude extraction to increase with its Prineville facility ramping up throughout 2023.
●	GVB gives 22nd Century control of the full vertical product cycle and provides the Company with the most complete hemp/cannabis solution in the world, from receptor science and transformative plant genetics to finished ingredients and CDMO-formulated products that meet the most exacting standards required by global consumer products and pharmaceutical companies.
●	GVB is advancing its facilities certifications to further differentiate its products and access new, high-value isolate and distillate market opportunities.
o	During the quarter, GVB passed the NSF International Audit with a grade A, and no deficiencies were found, and obtained a renewal of its cGMP registration for Dietary Supplements Registration for its manufacturing facilities. NSF is one of the largest third-party compliance and standards organizations globally. It provides testing, auditing, and certification services, assuring suppliers that an independent organization has reviewed a product or system to comply with specific standards for safety, quality, sustainability or performance. GVB’s CGMP registration encompasses dietary supplements, dietary ingredients, and functional food facility certification. With this audit and certification secured, GVB will pursue pharma-grade manufacturing.
o	GVB plans to submit a Drug Master File (DMF) to the FDA to produce and supply cannabinoid-based active pharmaceutical ingredients (APIs) for the medical and pharmaceutical industries requiring the highest quality cannabinoids in the U.S.
o	GVB will also be pursuing The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) Q7 international pharma-grade audit standard certification so it can supply naturally derived hemp/cannabis APIs to companies globally.

●	GVB operates three manufacturing facilities across Nevada and Oregon. GVB’s new Prineville, Oregon facility is one of the largest hemp extraction plants in the world, with expected CBD crude production capacity exceeding 15,000 kg/month at full operations, which will further improve gross margin on all GVB cannabinoid products.
●	GVB’s capabilities add sizeable commercial scale to 22nd Century’s existing hemp/cannabis franchise. The Company plans to generate cash flow from GVB’s operations which will ultimately become a net cash contributor to 22nd Century overall and help fund not only hemp/cannabis franchise growth but also VLN® expansion.

Corporate Business Highlights

●	Lucie S. Salhany was appointed to the Company’s Board of Directors in September 2022, extending her experience in positioning unique products for successful launch, corporate strategy, and entrepreneurial ventures to help raise 22nd Century’s profile in tobacco harm reduction and the hemp/cannabis industry.
●	The Company announced that the position of president and chief operating officer was eliminated, effective September 30, 2022. James A. Mish assumed the responsibilities of corporate president, and operations have been integrated into the tobacco and cannabis business teams.

Third Quarter 2022 Financial Results

●	Net revenues for the third quarter of 2022 were $19.4 million, an increase of 148.2% from 2021. The increase was due to increased contract manufacturing volumes as well as the addition of GVB Biopharma revenue for the full third quarter.
o	Revenue from tobacco-related products was $11.5 million, an increase of 47.7% from 2021 primarily driven by volume increases in the number of cartons sold, price increases, and favorable mix for filtered cigar and cigarettes (including export cigarettes).
o	Revenue from hemp/cannabis-related products was $7.8 million, compared to $0 in the prior year third quarter.
●	Gross profit for the third quarter was $619 thousand, an increase of 111.9% compared to $292 thousand in the prior year third quarter.
●	Total operating expenses for the third quarter of 2022 increased to $15.9 million, compared to $7.9 million in the prior year quarter, driven by:
o	Sales, general and administrative expenses increased by approximately $7.7 million compared to the prior year period. This was driven primarily by the acquisition of GVB and higher strategic consulting and marketing, legal, and personnel costs as we continue to expand the launch of VLN® and build our executive management team.
o	Research and development expenses increased by approximately $287 thousand, compared to the prior year period, driven by personnel expenses and costs associated with the Company’s research programs.
●	Operating loss for the third quarter of 2022 was $15.3 million, compared to $7.6 million in the prior year period.
●	Net loss was $13.1 million, representing a net loss per share of $0.06. Adjusted EBITDA was a loss of $11.0 million. See the tables included in this release for a reconciliation of Adjusted EBITDA (a non-GAAP measure) to net loss.

Balance Sheet and Liquidity

●	As of September 30, 2022, the Company had $43.7 million in cash, cash equivalents, and short-term investment securities.
●	The Company is selectively deploying capital to accelerate the launch of VLN®, expand tobacco manufacturing operations, invest in GVB’s production capacity, and increase inventory levels to meet the growing demand for both hemp/cannabis and tobacco products and for research and development.
●	22nd Century’s cash requirements are anticipated to decrease, reflecting higher sales volume of higher margin contract manufacturing operations (CMO) cigarettes and VLN® products through fiscal 2023, and continued organic growth of GVB’s operations, providing adequate liquidity from the current balance sheet to complete its planned strategic initiatives.

Third Quarter Earnings Conference Call

22nd Century will host a live webcast today at 10:00 a.m. E.T. to discuss its third quarter 2022 financial results and business highlights. During the webcast, James A. Mish, chief executive officer of 22nd Century Group, together with John Miller, president of 22nd Century’s tobacco business, and Hugh Kinsman, chief financial officer, will provide an update on the Company.

Following prepared remarks, the Company will host a Q&A session, during which management will accept questions from interested analysts. Investors, shareholders, and members of the media will also have the opportunity to pose questions by submitting them through the interactive webcast.

The live webcast, interactive Q&A, and slide presentation will be accessible in the Events section on 22nd Century’s Investor Relations website at https://www.xxiicentury.com/investors/events. An archived replay of the webcast will also be available shortly after the live event has concluded.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 1, 2022 and in the Company’s Quarterly Reports filed on May 5, 2022 and August 9, 2022, respectively. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Mei Kuo

22nd Century Group, Inc.

Director, Communications & Investor Relations

mkuo@xxiicentury.com

Darrow Associates Investor Relations

Matt Kreps

T: 214-597-8200

mkreps@darrowir.com

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(amounts in thousands, except per-share data)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,364	$1,336
Short-term investment securities	41,357	47,400
Accounts receivable, net	4,953	585
Inventory	12,264	2,881
Prepaid expenses and other current assets	3,463	2,183
Total current assets	64,401	54,385
Property, plant and equipment, net	18,279	5,841
Operating lease right-of-use assets, net	2,429	1,723
Goodwill	33,748	—
Intangible assets, net	18,336	7,919
Investments	981	2,345
Other assets	4,002	3,741
Total assets	$142,176	$75,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes and loan payable	$5,825	$596
Operating and finance lease obligations	927	308
Accounts payable	5,787	2,173
Accrued expenses	2,468	1,489
Accrued payroll	1,043	2,255
Accrued excise taxes and fees	1,525	1,270
Deferred income	693	119
Other current liabilities	397	217
Total current liabilities	18,665	8,427
Long-term liabilities:
Notes payable	220	—
Operating and finance lease obligations	1,592	1,432
Other long-term liabilities	611	21
Total liabilities	21,088	9,880
Commitments and contingencies (Note 9)
Shareholders' equity
Preferred stock, $.00001 par value, 10,000,000 shares authorized
Common stock, $.00001 par value, 300,000,000 shares authorized
Capital stock issued and outstanding:
215,301,603 common shares (162,872,875 at December 31, 2021)
Common stock, par value	2	2
Capital in excess of par value	333,124	244,247
Accumulated other comprehensive loss	(507)	(162)
Accumulated deficit	(211,531)	(178,013)
Total shareholders' equity	121,088	66,074
Total liabilities and shareholders’ equity	$142,176	$75,954

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(amounts in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue, net	$19,383	$7,811	$42,905	$22,988
Cost of goods sold	18,764	7,519	41,086	21,733
Gross profit	619	292	1,819	1,255
Operating expenses:
Sales, general and administrative	14,569	6,830	31,355	17,846
Research and development	1,318	1,031	4,355	2,789
Total operating expenses	15,887	7,861	35,710	20,635
Operating loss	(15,268)	(7,569)	(33,891)	(19,380)
Other income (expense):
Unrealized loss on investments	(345)	(1,900)	(2,046)	(2,040)
Gain on Panacea investment conversion	—	—	—	2,548
Realized loss on short-term investment securities	(35)	—	(143)	—
Interest income, net	113	52	211	272
Interest expense	(148)	(23)	(230)	(44)
Total other income (expense)	(415)	(1,871)	(2,208)	736
Loss before income taxes	(15,683)	(9,440)	(36,099)	(18,644)
Benefit for income taxes	(2,581)	—	(2,581)	—
Net loss	$(13,102)	$(9,440)	$(33,518)	$(18,644)

Net loss per common share - basic and diluted	$(0.06)	$(0.06)	$(0.18)	$(0.12)
Weighted average common shares outstanding - basic and diluted (in thousands)	210,131	$162,721	$185,269	$153,998

Other comprehensive loss:
Unrealized loss on short-term investment securities	(19)	(28)	(488)	(101)
Reclassification of losses to net loss	35	—	143	—
Other comprehensive income (loss)	16	(28)	(345)	(101)
Comprehensive loss	$(13,086)	$(9,468)	$(33,863)	$(18,745)

Reconciliations of Non-GAAP Measures

Below is a table containing information relating to the Company’s Net loss, EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021, including a reconciliation of these Non-GAAP measures for such periods.

	Quarter Ended
	September 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2022	2021	fav / (unfav)
Net loss	$(13,102)	$(9,440)	$(3,662)
Interest (income)/expense, net	35	(29)	64
Amortization and depreciation	1,068	341	727
Benefit for income taxes	(2,581)	—	(2,581)
EBITDA	$(14,580)	$(9,128)	$(5,452)
Adjustments:
Equity-based employee compensation expense	2,247	1,119	1,128
Unrealized loss (gain) on investment	345	1,900	(1,555)
Inventory step-up	978	—	978
Adjusted EBITDA	$(11,010)	$(6,109)	$(4,901)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

	Year-to-date Ended
	September 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2022	2021	fav / (unfav)
Net loss	$(33,518)	$(18,644)	$(14,874)
Interest (income)/expense, net	19	(227)	246
Amortization and depreciation	1,992	932	1,060
Benefit for income taxes	(2,581)	—	—
EBITDA	$(34,088)	$(17,939)	$(16,148)
Adjustments:
Equity-based employee compensation expense	4,566	2,871	1,695
Gain on Panacea investment conversion	—	(2,548)	2,548
Unrealized loss (gain) on investment	2,046	2,040	6
Inventory step-up	978	—	978
Adjusted EBITDA	$(26,498)	$(15,576)	$(10,922)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

Notes regarding Non-GAAP Financial Information

In addition to the Company’s reported results in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company provides EBITDA and Adjusted EBITDA.

In order to calculate EBITDA, the Company adjusts net (loss) income by adding back interest expense (income), provision (benefit) for income taxes, and depreciation and amortization expense from intangible assets. Adjusted EBITDA consists of EBITDA adjusted by the Company for certain non-cash and non-operating expense, including adding back equity-based employee compensation expense, (gain) loss on investments, inventory step-up amortization, and any unusual or infrequently occurring items.

The Company believes that the presentation of EBITDA and Adjusted EBITDA are important financial measures that supplement discussion and analysis of its financial condition and results of operations and enhances an understanding of its operating performance. While management considers EBITDA and Adjusted EBITDA to be important, these financial performance measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.